Exhibit 10.6

EMPLOYMENT CONTRACT

THIS AGREEMENT is dated [●], (the “Agreement”).

Parties

(1) Platinum Analytics Cayman Limited, an Exempted Company incorporated in the Cayman Islands with Limited Liability with its registered office at Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands (the “Employer” or “we”),

(2) Zhou Yinjie, residing at [●] whose NRIC No./Passport No. is [●] (referred to as the “Employee” or “you”),

Collectively the “Parties” and each a “Party”.

Background

(A) The Employee had previously entered into an employment agreement with a wholly owned subsidiary of the Employer, namely Platinum Analytics Singapore Pte. Ltd., dated [●] (“Original Employment Agreement”) in connection with the employment of the Employee (“Employment”) commencing on [●] (“Commencement Date”).

(B) The Parties desire to amend and restate the Original Employment Agreement on the terms and conditions set forth herein, whereby the Employment shall continue under this Agreement with effect from [●] (“Effective Date”).

Agreed terms

1 DEFINITIONS AND INTERPRETATION

1.1 The following definitions and rules of interpretation apply in this Agreement.

Board: board of directors of Platinum Analytics Cayman Limited.

Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Employment Act: Employment Act 1968 of Singapore.

Group: the Employer, the holding company and its Subsidary(ies) from time to time.

Group Company: any company within the Group, and “Group Companies” means any two or more of such companies within the Group.

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Leave Year: twelve (12) complete months from the Commencement Date and subsequent twelve (12)-month periods thereafter in relation to the calculation of leave entitlements.

Restricted Business: those parts of the business of the Employer with which the Employee was involved to a material extent in the twenty-four (24) months before Termination.

Restricted Customer: any firm, company or person who, during the twenty-four (24) months before Termination, was a customer or prospective customer of or was in the habit of dealing with the Employer with whom the Employee had contact or about whom the Employee became aware or informed in the course of employment.

Restricted Person: anyone employed or engaged by the Employer who could materially damage the interests of the Employer if he were involved in any Capacity in any business concern which competes with any Restricted Business and with whom the Employee dealt with in the twenty-four (24) months before Termination in the course of employment.

Platinum Analytics Cayman LImited: a company incorporated as an exempted company in the Cayman Islands on October 6, 2016, as a holding company of Platinum Analytics Singapore Pte. Ltd..

Subsidiary: any company in which (a) the composition of the board is controlled by the Employer; (b) more than half of the voting power is controlled by the Employer; or (c) more than half of the issued share capital is held by the Employer, and “Subsidiary(ies)” means any two or more of such companies.

Termination: termination of the Employment in accordance with Clauses 17 and 18.

1.2 Clause and paragraph headings shall not affect the interpretation of this Agreement.

1.3 Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.4 A reference to writing or written includes email.

1.5 Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.6 Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

2 COMMENCEMENT OF EMPLOYMENT

2.1 The Employment has commenced on [ ] pursuant to the Original Employment Agreement and shall continue on the terms and conditions of this Agreement with effect from the Effective Date.

2.2 The Employee hereby agrees that the Employment shall continue on the terms and conditions of this Agreement for a term commencing on the Effective Date and ending on such date either Party terminates the Agreement in accordance with Clauses 17 and 18 (“Termination Date”).

3 PERFORMANCE OF DUTIES

3.1 The Employee shall serve the Employer full-time as Chief Financial Officer or such other role as the Employer and/or the Board may require from time to time having regard to the needs of the business of the Group and the Employee’s skills, qualifications and experience.

3.2 The Employee shall perform the following duties, including but not limited to: [A) Develop financial strategy, including risk minimisation plans and opportunity forecasting B) Oversee high level financial operations for the group of companies C) Support CEO/COO in budget and financial forecasting D) Work closely with management and executive teams to update financial reports as well as report variances and compliance issues E) Maintain strong cash flow projection through reporting mechanisms and alert management on required threshold to suit operational needs F) Develop and document business processes and accounting policies to maintain and strengthen internal controls, improving efficiencies and reducing costs across the business G) Manage and comply with tax matters H) Be on top of debt management and collection I) Payroll Processing J) Establish good working relationship with banks for financial support K) Oversee and manage operating budgets for Finance, Admin and HR departments in group of companies].

You will also perform such functions and duties as we may from time to time assign to you and fulfil any duties and responsibilities as are required by, inherent in, or consistent with your position or role.

3.3 You are required to faithfully, diligently, and competently execute the tasks and duties assigned to you. You are also required to comply with the Employer’s code of conduct or company policy and act in the best interests of the Employer at all times.

3.4 You must not engage in any other business or employment outside your employment with the Employer without the prior approval of the Employer and the Board.

3.5 You may be seconded from time to time to any of the Group Companies.

3.6 You shall report to the Chief Executive Officer and the Board and comply with the directions made by or under authority of the Board.

4 REMUNERATION

4.1 On or after the Effective Date, the Employee shall be paid a monthly salary of SGD 12500.

4.2 The Employer and/or the Board may in its absolute discretion pay the Employee a bonus of such amount, at such intervals and subject to such conditions as the Employer and/or the Board may in its absolute discretion determine from time to time.

4.3 Any bonus payment to the Employee shall be purely discretionary and shall not form part of the Employee’s contractual remuneration under this Agreement. If the Employer makes a bonus payment to the Employee in respect of a particular financial year of the Employer, it shall not be obliged to make subsequent bonus payments in respect of subsequent financial years of the Employer.

Notwithstanding this Clause 4.3, the Employee shall in any event have no right to a bonus or a time apportioned bonus if:

(i) the Employee has not been employed throughout the whole of the relevant financial year of the Employer; or

(ii) the employment terminates for any reason or the Employee is under notice of termination (whether given by the Employee or the Employer) at or prior to the date when a bonus might have otherwise been payable.

4.4 The Employee’s salary shall accrue from day to day and be payable monthly (the “Salary Period”) in arrears no later than seven (7) days after the end of Salary Period and an itemised pay slip with the details will be given to the Employee.

4.5 The Employee shall be entitled to the following fixed allowances per Salary Period:

Item	Fixed allowances (SGD)
Mobile Allowance	0
Transport Allowance	0

4.6 The Employee’s monthly salary shall be subjected to the annual review by Platinum’s Remuneration Committee. The Employer is under no obligation to award an increase following a salary review.

4.7 The Employer shall be entitled to deduct from the Employee’s remuneration (including salary and bonuses) all sums from time to time owing from the Employee to any Group Company.

5 PLACE OF WORK

The Employee’s normal place of work will be 60 Anson Road, 17-01, Mapletree, Singapore 079914 or such other place as the Employer may require to meet its business needs and for the proper performance of the Employee’s duties.

6 WORKING HOURS AND WORKING DAYS

6.1 The Employee’s normal working hours shall be 9:00 am to 6:00 pm on Monday, Tuesday, Wednesday, Thursday, Friday (i.e. a total of five (5) working days per week). The Employee will not be entitled to receive any additional remuneration for work performed outside of normal office hours.

6.2 The Employee will have a lunch break of one (1) hour(s) on the days specified in Clause 6.1 which will not count toward working hours.

7 PUBLIC HOLIDAYS

The Employee will be entitled to all official public holidays of Singapore on full pay.

8 ANNUAL LEAVE

8.1 The Employee, who has served for at least three (3) months, shall be entitled to paid annual leave of [10] working days per calendar year, such entitlement to be apportioned to the number of completed months of service in that year for any part of a whole year served by the Employee. Such leave shall be taken during the year to which it relates and at such time or times as the Board may consider most convenient. Neither the whole nor any part of such leave may be accumulated and carried forward beyond the year to which it relates without the written approval of the Board.

8.2 The Employer may at any time require the Employee to take a period of paid leave on full remuneration and benefits and during such leave the Employee shall not be entitled to access to the premises of any Group Company.

9 SICK LEAVE AND MEDICAL BENEFITS

9.1 The Employee will be entitled to paid sick leave and hospitalisation leave in accordance with the provisions of the Employment Act.

9.2 Where the Employee is absent from work due to medical reasons you must notify the Employer as soon as practicable. You must also obtain a medical certificate from a registered doctor proving such medical reasons and provide a copy to the Employer as soon as practicable.

10 MATERNITY AND CHILDCARE LEAVE

The Employee will be entitled to maternity leave, shared parental leave and childcare leave according to the applicable legislation and regulations in Singapore, provided that the relevant statutory eligibility requirements are met.

11 DEDUCTIONS

Apart from the above Clause 4.7, there shall be deducted from your salary and your bonus (if applicable) all such sums which the Employer is authorised under the laws of Singapore to deduct, such as the Employee’s share of Central Provident Fund Contributions, as well as such other sums as may be agreed with you from time to time.

12 EMPLOYEE HANDBOOK

The Employee shall comply with all rules, policies and procedures set out in the Employee handbook as amended from time to time (the “Employee Handbook”), a copy of which has been given to the Employee. The Employee Handbook does not form part of this Agreement and the Employer may amend it at any time. To the extent that there is any conflict between the terms of this Agreement and the Employee Handbook, this Agreement shall prevail.

13 CONFIDENTIAL INFORMATION

13.1 During the course of Employment, the Employee will have access to information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the organisation, business, products, affairs and finances of any Group Company for the time being confidential to the Employer and trade secrets including, without limitation, technical data and know-how and any process or invention relating to the business of the Employer or any of its business contacts and transactions, information relating to the customers or suppliers (actual or potential) of any Group Company and information in respect of which any Group Company is bound by an obligation of confidence to any third party (the “Confidential Information”).

13.2 The Employee shall use his best endeavours to prevent the publication or disclosure of Confidential Information.

13.3 The Employee shall not, except in the proper course of his duties, either during the Employment or at any time after its termination however arising:

(a) use or disclose to any person, company or other organisation whatsoever any Confidential Information; or

(b) use the Confidential Information for any purpose, other than for the purpose of the Employer.

13.4 This Clause 13 shall not apply to:

(a) any use or disclosure authorised by the Board or required by law; or

(b) any information which is already in, or comes into, the public domain other than through the Employee’s unauthorised disclosure.

14 RESTRICTIVE COVENANTS

14.1 In order to protect the Confidential Information and business connections of the Employer to which the Employee acknowledges he has access as a result of his Employment, the Employee covenants with the Employer that he shall not, during his Employment hereunder and for a period of one (1) year after termination of the Employment, do or permit the following to be done in Singapore without the prior written consent of the Employer and prior approval of a resolution of the Board:

(a) solicit or endeavour to entice away from the Employer the business or custom of a Restricted Customer with a view to providing any goods or services to that Restricted Customer in competition with any Restricted Business;

(b) be directly or indirectly engaged or involved in any business concern which is in competition with any Restricted Business as shareholder, employee, director, manager, consultant, agent, advisor, business owner, or otherwise; and

(c) in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise entice away or facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement.

14.2 The Employee further agrees with the Employer that he shall not during his Employment and after the termination of his employment with the Employer, for any reason, directly or indirectly, except with the Employer’s prior written consent and the approval of the Board:

(a) use the names “Platinum Analytics”, any colourable imitation thereof in connection with any business other than the business of the Group;

(b) use any Intellectual Property of any Group Company in connection with any business other than the business of the Group; and

(c) use Intellectual Property in such a way as to be capable of being or likely to be confused with the Intellectual Property of any Group Company and shall use all reasonable endeavours to procure that no such Intellectual Property shall be used by any person, firm or company with which he is connected.

14.3 The Employee shall comply with all applicable laws, regulations of NASDAQ and regulations of Platinum Analytics Cayman Limited relating to dealings in shares, debentures and other securities. In relation to overseas dealings the Employee shall also comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place.

14.4 The Employee shall not during his Employment and at all times thereafter make any untrue, derogatory or misleading statement about any Group Company or any of its or their employees, officers, goods or services.

14.5 The Employee recognises the importance of the covenants contained in this Clause 14 and acknowledges that based on his past experience and training, the projected expansion of the Group’s business, and the nature of his services to be provided under this Agreement, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of the Group’s legitimate business interests, including the Group’s trade secrets, goodwill and its relationship with customers and suppliers; and (iii) not unduly restrictive of the Employee’s rights as an individual. The Employee acknowledges and agrees that the covenants contained in this Clause 14 are essential elements of this Agreement and that but for these covenants, the Employer would not have agreed to enter into this Agreement. Such covenants shall be construed as agreements independent of any other provision of this Agreement.

14.6 If the Employee commits a breach or threatens to commit a breach of any of the provisions of this Clause 14, the Employer shall have the right and remedy, in addition to any others that may be available, at law or in equity, to:

(i) have the provisions of this Clause 14 specifically enforced by any court having jurisdiction, through injunctive or other relief, it being acknowledged that any breach or threatened breach will cause irreparable injury to the Employer, the amount of which will be difficult to determine, and that monetary damages will not provide an adequate remedy to the Employer; and

(ii) collect all costs of enforcement of this Agreement, including reasonable attorney’s fees, from the Employee.

14.7 It is the intention of the Employer and the Employee that the provisions of this Clause 14 shall be enforced to the fullest extent permissible, and that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Clause 14 or this Agreement. In the event that the provisions of this Clause 14 are found to exceed the maximum area, period of time or scope which a court of competent jurisdiction can or will enforce, said area, period of time and scope shall, for purposes of this Agreement, consist of the maximum area or period of time or scope which a court of competent jurisdiction can and will enforce. This Clause 14 shall survive the termination of this Agreement.

15 EMPLOYER PROPERTY

All documents, manuals, hardware and software provided for the Employee’s use by the Employer, and any data or documents (including copies) produced, maintained or stored on the Employer’s computer systems or other electronic equipment (including mobile phones), remain the property of the Employer or any Group Company (as the case may be) and shall be surrendered by the Employee to a person duly authorised in that behalf at the termination of his Employment or at the request of the Board at any time during the course of his Employment.

16 INTELLECTUAL PROPERTY

16.1 The Employee shall give the Employer full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him at any time during the course of the Employment. The Employee acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Employer absolutely and free of consideration. To the extent that they do not vest automatically, the Employee holds them on trust for the Employer. The Employee agrees promptly to execute all documents and do all acts as may, in the opinion of the Employer, be necessary to give effect to this Clause 16.1 without consideration.

16.2 The Employee hereby irrevocably waives all moral rights (and all similar rights in any jurisdiction) which he has or will have in any existing or future works referred to in Clause 16.1.

16.3 The Employee irrevocably appoints the Employer to be his attorney in his name and on his behalf to execute documents, use the Employee’s name and do all things which are necessary or desirable for the Employer to obtain for itself or its nominee the full benefit of this clause. A certificate in writing, signed by any director or the secretary of the Employer, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

16.4 The Employee agrees to take all steps necessary to protect the Intellectual Property Rights and prevent any portion of it from entering the public domain or falling into the hands of others not obligated to maintain the secrecy of the Intellectual Property Rights.

16A PERSONAL DATA

16A.1 For the purposes of this Clause 16A:

“PDPA” means the Personal Data Protection Act 2012 of Singapore, and includes the subsidiary legislation, regulations, rules, codes and/or guidelines promulgated or issued thereunder; and

“Personal Data” means any information or data that constitutes “personal data” within the meaning of the PDPA or applicable data protection legislations in other jurisdictions.

16A.2 By accepting the terms of this Agreement, the Employee consents to the collection, use, disclosure and processing (including the transmission outside of Singapore) of his Personal Data, for purposes of his employment or otherwise related to the business of the Group. The Personal Data of the Employee as referred to in this Clause 16A.2 may be collected by the Employer directly from the Employee or from other sources, and also includes Personal Data about other persons related to the Employee (e.g. his spouse and family members). In relation to Personal Data of such other persons, the Employee warrants that he has obtained consent for the Employer’s collection, use, disclosure and processing of such Personal Data for the abovementioned purposes.

16A.3 The Employee shall comply with the PDPA and applicable data protection legislations in other jurisdictions when handling Personal Data in the course of his employment, including Personal Data relating to any employee, customer, client, supplier or agent of the Employer.

17 TERMINATION BY NOTICE OR PAYMENT

17.1 Either Party may terminate the Employment with [thirty (30)] day(s) of notice in writing.

17.2 The Employer reserves the right, whether the Employee resigns or is dismissed, to terminate the Employment forthwith and make a payment in lieu of notice.

18 TERMINATION WITHOUT NOTICE

18.1 The Employer may also terminate the Employment with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) in the following events:

(a) based on due inquiry conducted by the Employer, the Employee is guilty of any misconduct inconsistent with the fulfilment of the express or implied conditions of his service hereunder, including without limitation non-compliance with the directions made by or under authority of the Board;

(b) any wilful breach by the Employee of a condition in this Agreement;

(c) becomes bankrupt or makes any composition or arrangement with or for the benefit of his creditors;

(d) is convicted of any criminal offence (excluding an offence under the road traffic legislation in Singapore or elsewhere for which only a fine or non-custodial penalty is imposed);

(e) is prohibited or disqualified or is removed from holding office as a director of, or holding any office which he holds in, any Group Company or shall resign from any such office without the prior written consent of the Board;

(f) is of unsound mind or is a patient for any purpose of any statute relating to mental health; or

(g) the Employee is absent without cause for more than two (2) continuous days and has no reasonable excuse for the absence or does not inform and does not attempt to inform the Employer of the excuse for the absence.

18.2 The rights of the Employer under Clause 18 are without prejudice to any other rights that it might have at law to terminate the Employment or to accept any breach of this Agreement by the Employee as having brought the Agreement to an end. Any delay by the Employer in exercising its rights to terminate shall not constitute a waiver thereof.

18.3 On the termination of the Employment under this Agreement howsoever arising, the Employee shall:

(a) transfer without payment to the Employer or as the Employer may direct, any qualifying shares of any Group Company provided to him or any shares held by him in trust or as nominee for any Group Company and should he fail to do so, the Employer and/or the Board is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to give effect thereto;

(b) forthwith deliver, transfer or cause to be delivered or transferred to the Employer or as the Employer may direct all books, documents, papers, materials, credit cards, motor cars, club memberships and other property of or relating to the business of any Group Company which may be in his possession or under his power or control or held in his name. The Employee will be liable to reimburse the Employer for any loss of or damage to such property, except for fair wear and tear. The amount of such loss or damage shall be deducted from the Employee’s final salary in the limits provided by the applicable legislation; and

(c) not without the consent of the Board, at any time thereafter represent himself still to be connected with the Employer or any company of the Group or use for any purpose the name of any Group Company or any name capable of confusion therewith.

18.4 The obligations of the Employee under this Clause 18 shall survive the termination of this Agreement.

18.5 The termination of the Employment hereunder for whatever reason shall not affect those terms of this Agreement which are expressed to have effect thereafter and shall be without prejudice to any accrued rights or remedies of the parties.

19 ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

20 CHANGES TO TERMS OF EMPLOYMENT

20.1 We reserve the right to make reasonable changes to your duties according to the needs of our operation. This may include change of your work duties, working hours and/or relocating you to a different workplace.

20.2 Any change to your employment terms will only be valid if they are in writing and have been agreed and signed by both Parties.

21 SEVERANCE

If any provision of this Agreement is or becomes invalid, illegal, or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal, and enforceable. If such modification is not possible, the relevant provision shall be deemed deleted. Any modification to or deletion of a provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

22 TAX WITHHOLDING

The Employer may withhold from any amounts payable under this Agreement such amounts as shall be required to be withheld pursuant to any applicable law or regulation, including clearance of income taxes by the Inland Revenue Authority of Singapore.

23 NOTICES

23.1 All notices required or permitted by this Agreement shall be in writing and in the English language and shall be sent to the recipient at its address set out above, or as otherwise directed by the recipient by notice given in accordance with this clause.

23.2 Notices shall be delivered by hand or sent by registered post or by courier. If delivered by hand or sent by courier, notice will be deemed given on the date of receipt, on the date of transmission, and if sent by registered post, five (5) days after being posted.

24 GOVERNING LAW

24.1 This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the Republic of Singapore.

24.2 The Parties shall use their best endeavours to settle any dispute arising from this Agreement by negotiating an amicable agreement, failing which, in respect of any dispute or difference of any kind arising in respect of this Agreement, the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the Courts in Singapore.

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For and on behalf of Platinum Analytics Cayman Limited

Signature :
Name :	Zheng Huiyi
Title :	Chief Executive Officer
Date :	[●]

I have received a copy of the Agreement from the Employer concerning my employment. I have read, considered and understood and hereby accept its terms and conditions. I acknowledge having been given an opportunity to obtain any legal consultation and advice with respect to the terms and conditions herein, and execute this Agreement freely and voluntarily with full understanding of its contents. This Agreement and my employment hereunder have not been induced by any representations of the Employer not contained herein.

Signature :
Name :	[●]
Date :	[●]